UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

January 16, 2012

SAKS INCORPORATED

(Exact name of registrant as specified in its charter)

TENNESSEE	1-13113	62-0331040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12 East 49th Street New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 940-5305

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2012, the Board of Directors (“Board”) of Saks Incorporated (the “Company”) accepted the resignations of Ronald de Waal from the Board and the Finance Committee of the Board and Christopher J. Stadler from the Board, the Human Resources and Compensation Committee of the Board and the Finance Committee of the Board. There were no disagreements with management.

On January 16, 2012, the Board appointed Jack L. Stahl to the Board to serve a term expiring at the Company’s next Annual Meeting of Shareholders, at which time he is expected to be nominated for approval by the Company’s shareholders. Mr. Stahl has also been appointed to the Audit Committee of the Company’s Board. Mr. Stahl will receive compensation for his Board service consistent with the compensation received by the Company’s other non-employee directors, prorated from the commencement of his service on the Board and Audit Committee.

Mr. Stahl is an independent director as defined under the listing standards of the New York Stock Exchange and the Company’s Director Independence – Additional Standards. There are no arrangements or understandings between Mr. Stahl and any other persons pursuant to which Mr. Stahl was selected as a director. Since the beginning of the Company’s last fiscal year, Mr. Stahl has had no direct or indirect interest in any transaction to which the Company was a party.

On January 17, 2012, the Company issued the attached press release, which is furnished as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description of Document

99.1	Press Release dated January 17, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAKS INCORPORATED
Date: January 17, 2012
/s/ Ann Robertson
Ann Robertson
Associate General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1	Press Release dated January 17, 2012